Exhibit 10.5
AMENDMENT TO
NEWELL RUBBERMAID
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     WHEREAS, Newell Operating Company (the “Company”) maintains the Newell Rubbermaid Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2004 (the “Plan”), which provides for the Traditional SERP Benefit; and
     WHEREAS, the Board of Directors of Newell Rubbermaid Inc. and the Board of Directors of the Company approved an amendment to the Plan to: (i) provide that no employee may commence or recommence participation in the Traditional SERP Benefit on or after January 1, 2007, and (ii) effective as of January 1, 2007, adjust the benefit formula to restore benefits lost due to the restructuring of the target bonus opportunities under the Newell Rubbermaid Inc. Management Cash Bonus Plan,
     NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2007, in the following respects:
     1. Section 3.2 of the Plan is amended by the addition of the following paragraph at the end thereof:
Notwithstanding the foregoing, any New High Level Executive who would first become eligible (or reeligible) for the SERP under Section 3.3 on or after January 1, 2007 shall not become a Participant in the Traditional SERP Benefit. Further, no additional Executive shall otherwise become a Participant in the Traditional SERP Benefit (or reparticipate therein) on or after January 1, 2007.
     2. Section 4.2 of the Plan is amended by the addition of the following paragraph at the end thereof:
Notwithstanding the foregoing, effective for a bonus paid on or after January 1, 2007, a Participant’s “bonus” for a year for purposes of the second paragraph hereof shall be the amount of the bonus which would have been paid to him in such year if the bonus formula in effect for the Participant’s current job classification under the Newell Rubbermaid Inc. Management Cash Bonus Plan for calendar year 2005 was applied to determine the bonus paid to him in such year, as determined by the Company.
     IN WITNESS WHEREOF, Newell Operating Company has hereunto caused its name to be effective as of the 1st day of January, 2007.

NEWELL OPERATING COMPANY
By:	/s/ Dale L. Matschullat
Dale L. Matschullat, Vice President —
General Counsel and Corporate Secretary